UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified In Its Charter)
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August 31, 2020

Our Fellow Shareholders:
On behalf of the Board of Directors (the Board) and the Compensation Committee (the Compensation Committee) of Darden Restaurants, Inc. (Darden or the Company), we are writing to provide additional information in support of the advisory approval of the Company’s executive compensation described in “Proposal 2” of our Proxy Statement dated August 10, 2020 (the Proxy Statement) to be voted upon at our 2020 Annual Meeting of Shareholders (the Annual Meeting).
Specifically, we are providing details regarding the restructuring of the Company’s organization and workforce in response to the impacts of COVID-19 on our business, which included the involuntary separation of our former Executive Vice President and Chief Operating Officer, David C. George, whose position was eliminated during the restructuring.
As a result of the impacts of COVID-19 on the Company’s operations, the Company has taken a number of steps described in our Form 10-K and Proxy Statement to protect our team members’ safety and well-being, modify our business operations to continue serving guests throughout the pandemic, and preserve and strengthen the Company’s liquidity and financial position. We expect the corporate restructuring described below to provide significant long term cost savings to the Company, improving our financial performance.
Corporate Restructuring
As the COVID-19 pandemic continued to impact the Company’s business operations, the Board and management determined to undertake a strategic restructuring of the Company’s corporate organization and workforce in order to reduce costs and better align corporate expenses to the Company’s sales levels in the new environment (the Restructuring). As discussed in the Notes to Consolidated Financial Statements filed with our Form 10-K for the fiscal year ending May 31, 2020 (the Form 10-K), the Restructuring included the following components with respect to our workforce:

(a)
A voluntary early retirement incentive program (ERIP) offered to approximately 250 corporate support center and field management team members who met established eligibility criteria. Our executive officers and certain other key members of senior management were not eligible for the ERIP.

(b)	Additional involuntary strategic workforce reductions.

(c)
Additional involuntary separations of certain members of senior management, including Mr. George, who were not eligible for the ERIP and whose positions were eliminated in the Restructuring. The Company has no current intention to refill those positions.

The ERIP was offered widely to corporate support center and field management team members who met certain eligibility criteria. The separation terms provided to the members of senior management referenced in (c) above, including Mr. George, were substantially identical to the terms of the ERIP offered to other team members at the executive level. (Mr. George’s separation terms under his Separation and General Release Agreement (the Separation Agreement) are described in more detail in our Form 8-K filed on June 25, 2020 and in the Proxy Statement and the Separation Agreement is filed with the Form 10-K.) All team members who participated in the ERIP as well as all team members involuntarily separated to date, including Mr. George, were ineligible for the annual equity awards that the Company granted on July 29, 2020, which occurred prior to the earliest retirement or separation dates under the various Restructuring programs.
As of the date hereof, approximately 225 of our corporate support center and field management team members have separated or will separate from the Company under one of these three Restructuring programs. In total, we expect that the Restructuring will result in long-term cost savings of approximately $25-30 million per year, while we expect one-time cash expenses of approximately $35 million to implement the programs and certain other non-cash expenses relating to acceleration of equity awards and other benefits such as retiree medical expenses. The completion of the ERIP offering and the majority of the retirements or separations occurred during the first quarter of fiscal 2021.
Terms of Mr. George’s Separation
As a part of the Restructuring, the position of Chief Operating Officer was eliminated and the Company provided Mr. George with separation terms that were substantially identical to the terms offered to eligible team members at the executive level who chose to retire under the ERIP. As indicated above, as an executive officer, Mr. George was not eligible to participate in the ERIP. Since he otherwise met the criteria to participate, upon his position elimination, the Compensation Committee determined to offer him substantially similar separation terms. Under the terms of his separation, Mr. George separated from the Company effective August 2, 2020, less than six months before his 65th birthday and after over 24 years of service with the Company and its predecessors. Mr. George would have been entitled to “Normal Retirement” treatment upon reaching age 65. The treatment of Mr. George’s equity awards and other benefits under a “Normal Retirement” scenario are set forth in the “Payments upon Termination or Change in Control” of the Proxy Statement. As described in the Proxy Statement, Mr. George’s separation terms included 78 weeks of severance payments at the rate of his weekly salary prior to separation plus a lump sum payable August 6, 2021, equal to his expected bonus for fiscal 2021 and for the portion of fiscal 2022 during which he will receive severance payments. Mr. George also received a medical benefit subsidy for the length of his severance. Mr. George was not awarded a fiscal 2021 annual equity grant, which for Mr. George would have had a target value of $1,500,000 and which would have fully vested in accordance with the standard terms of those awards immediately upon his retirement at any time thereafter due to his age and years of service. When considered in conjunction with the absence of his expected fiscal 2021 equity award, the difference in value for Mr. George between his August 2, 2020 separation including his benefits under the Separation Agreement compared to a normal retirement at any later time after reaching age 65 in December 2020 is approximately $210,000, as further described in the table below.

Payment Type	Separation Terms Effective August 2, 2020		Normal Retirement Terms Effective December 27, 2020		Incremental Value of Separation Terms
	Description	Value	Description	Value
Severance / Base Salary	78 weeks of severance	$1,162,500	Base Salary that would have been earned August 3 - December 27, 2020	$312,981	$849,519
Annual Incentive Plan (AIP)	78 weeks of AIP paid at target	$1,162,500	N/A	$0	$1,162,500
Pro-rata FY21 AIP	Target AIP earned while employed June 1 - August 2, 2020	$134,135	AIP earned June 1 - August 2, 2020, plus AIP that would have been earned August 3 - December 27, target value shown	$447,115	($312,980)
Medical Benefit	78 weeks of medical benefit payments	$15,567	Company contribution to health insurance, August 3 - December 27, 2020	$4,191	$11,376
FY21 Equity Award	N/A	$0	Target Value of award that would have been granted July 29, 2020	$1,500,000	($1,500,000)
Total		$2,474,703		$2,264,287	$210,416

Strong Say-on-Pay Support
Shareholders have consistently provided strong support for Darden’s say-on-pay proposals. Shareholder support for our say-on-pay proposal was 95.5 percent in 2019, 94.0 percent in 2018 and 97.2 percent in 2017. We believe this strong level of shareholder support validates the structure of our executive pay program.

On behalf of the Board and the Compensation Committee, we ask you to vote “FOR” the advisory approval of the Company’s executive compensation described in “Proposal 2” of the Proxy Statement. We remain committed to aligning our executives’ compensation with the interests of our shareholders and with the Company’s performance. We believe that our fiscal 2020 executive compensation, our Restructuring program and the separation terms provided to Mr. George were all consistent with those objectives.
If you have already returned your proxy or provided your voting instructions pursuant to the Internet or telephone voting options, you may change your vote by (1) providing later-dated voting instructions pursuant to the Internet or telephone voting options, (2) delivering another later-dated proxy, if you requested a printed copy of the proxy materials or (3) voting during the Annual Meeting. If your shares of Darden common stock are held in street name with a brokerage firm, you should contact your broker regarding changing your voting instructions.

Sincerely,

Charles M. Sonsteby	James P. Fogarty
Independent Chairman of the Board	Chairman of the Compensation Committee

This Supplement to the Proxy Statement is first being released to shareholders on or about August 31, 2020 and should be read together with the Proxy Statement. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains accurate and should be considered in voting your shares.
Cautionary Statement Regarding Forward-Looking Statements
Statements set forth in or incorporated into this Supplement regarding future cost savings and financial performance, and all other statements that are not historical facts, including without limitation statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Darden Restaurants, Inc. and its subsidiaries that are preceded by, followed by or that include words such as “may,” “will,” “expect,” “intend,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan,” “outlook” or similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements for any reason to reflect events or circumstances arising after such date. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. In addition to the risks and uncertainties of ordinary business obligations, and those described in information incorporated into this report, the forward-looking statements contained in this Supplement are subject to the risks and uncertainties described in the Form 10-K in Item 1A under the heading “Risk Factors.”